EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. Reports Fourth Quarter and Full Year 2014 Results

DALLAS (March 30, 2015) Income Opportunity Realty Investors, Inc. (NYSE MKT: IOT), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2014.  For the three months ended December 31, 2014, the Company reported net loss of $0.3 million or $0.08 per share for the period ended December 31, 2014, as compared to net income of $3.6 million or $0.86 per share for the same period ended 2013.
We had net income of $1.6 million or $0.37 per diluted earnings per share for the year ended December 31, 2014, as compared to net income applicable to common shares of $5.5 million or $1.33 per diluted earnings per share for the same period ended 2013.  The current period net income of $1.6 million includes $0.6 million of general and administrative expenses, $0.2 million of net income fees owed our Advisor and a tax-sharing agreement expense of $0.9 million due to our parent.

Our primary business is investing in real estate and mortgage receivables.  The Company has invested in over 150 acres of land held for development or sale in the Mercer Crossing development located in Farmers Branch, Texas.  The Mercer Crossing development is a 1,200 acre assembly of properties at the demographic center of the Dallas – Fort Worth Metroplex.  Surrounded by three major highways and adjacent to current and future public transportation systems, Mercer Crossing is in a prime location for future growth and development.

The principal source of revenue for the Company is interest income on over $25.4 million of note receivables due from related parties.  During the current period, these notes generated $4.7 million of interest income.

Expenses were lower in the current period with the largest decrease in the Mortgage and Loan Interest expense category.  This decrease was due to the Mercer/Travelers land mortgage note buyout in December 2013 that was replaced with a new note with a lower principal balance.

Operating expenses and General and Administrative expenses were both lower in the current period primarily due to a decrease in legal fees and professional fees.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land.  The Company invests in real estate through direct equity ownership and partnerships.  For more information, visit the Company’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2014	2013	2012
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues	$-	$-	$-

Expenses:
Property operating expenses (including $46, $51 and $61 for the year ended 2014, 2013 and 2012, respectively, from related parties)	50	87	67
General and administrative (including $237, $234 and $155 for the year ended 2014, 2013 and 2012, respectively, from related parties)	573	734	334
Net income fee to related party	203	695	180
Advisory fee to related party	692	830	815
Total operating expenses	1,518	2,346	1,396
Net operating loss	(1,518)	(2,346)	(1,396)

Other income (expenses):
Interest income from related parties	4,729	7,129	5,183
Other income	-	5,804	-
Mortgage and loan interest	(674)	(1,160)	(1,284)
Loan charges	(32)	(830)	-
Earnings from unconsolidated subsidiaries and investees	-	-	(37)
Total other income	4,023	10,943	3,862
Income before gain on land sales, non-controlling interest, and taxes	2,505	8,597	2,466
Income from continuing operations before tax	2,505	8,597	2,466
Income tax expense	(946)	(3,063)	(876)
Net income from continuing operations	1,559	5,534	1,590
Discontinued operations:
Net loss from discontinued operations	-	(24)	(106)
Income tax benefit from discontinued operations	-	8	37
Net loss from discontinued operations	-	(16)	(69)
Net income	$1,559	$5,518	$1,521

Earnings per share - basic
Income from continuing operations	$0.37	$1.33	$0.38
Loss from discontinued operations	-	-	(0.02)
Net income	$0.37	$1.33	$0.36

Earnings per share - diluted
Income from continuing operations	$0.37	$1.33	$0.38
Loss from discontinued operations	-	-	(0.02)
Net income	$0.37	$1.33	$0.36

Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214
Weighted average common shares used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013
	(dollars in thousands, except par value amount)
Assets
Real estate land holdings, at cost	$25,717	$24,511
Total real estate	25,717	24,511

Notes and interest receivable from related parties	27,461	30,693
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	25,635	28,867
Cash and cash equivalents	7	3
Receivable and accrued interest from related parties	40,460	39,207
Other assets	1,257	1,225
Total assets	$93,076	$93,813

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$10,240	$12,357
Accounts payable and other liabilities	37	216
Total liabilities	10,277	12,573
Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 4,173,675 and outstanding 4,168,214 shares in 2014 and 2013	42	42
Treasury stock at cost, 5,461 shares in 2014 and 2013	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	20,841	19,282
Total shareholders' equity	82,799	81,240
Total liabilities and shareholders' equity	$93,076	$93,813